FOR IMMEDIATE RELEASE

                    JOHN NUGENT NAMED INTERIM
            PRESIDENT AND CHIEF OPERATING OFFICER OF
                      SA TELECOMMUNICATIONS


DALLAS, TX July 3, 1997 -- SA Telecommunications, Inc. (Nasdaq-
STEL), today announced the election of John H. Nugent as interim President and Chief Operating Officer replacing Paul R. Miller in such position. Mr. Nugent formerly was Vice President-Acquisitions and Business Development and is a director of the Company.

SA Telecommunications, Inc. provides a full range of telecommunications services including: 1+, 800/888, dedicated services, travel and debit cards, wireless services and conference calling. The Company provides the majority of its services over its switching and transmission facilities on its regional network in the contiguous regions of the west, southwest and south central United States. For further information please visit SA Telecommunications' Internet home page at http://www.satele.com.

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SA TELECOMMUNICATIONS, INC..
(972) 690-5888
Contact:

John H. Nugent
President and Chief Operating Officer

Jack W. Matz, Jr.
Chairman and Chief Executive Officer